- Answers Corporation 4th Quarter and Full Year 2006 Conference Call -

Answers Corporation

4th Quarter and Full Year 2006 Conference Call

4:30PM ET, February 20, 2007

Participants:
Bob Rosenschein, Chairman and CEO
Steve Steinberg, CFO
Jeff Cutler, CRO
Bruce Smith, VP of Strategic Development

Bruce Smith

Good afternoon, and welcome to the Answers Corporation 4th Quarter and Full Year 2006 conference call. My name is Bruce Smith, VP of Strategic Development. Joining me are Bob Rosenschein, Chairman and CEO, Steve Steinberg, CFO, and Jeff Cutler, our Chief Revenue Officer. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, let's cover a few legalities. I would caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to improve traffic and monetization, a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our AnswerPages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, a decision by Google to stop directing user traffic to Answers.com through its definition link, and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our registration statement on Form S-3/A declared effective in June 2006.

- Answers Corporation 4th Quarter and Full Year 2006 Conference Call -

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, during the course of this conference call we will be discussing some non-GAAP financial measures. We view non-GAAP financial measures as supplemental data that, while not a substitute for GAAP, allows for greater transparency in the review of the Company's financial performance, and is useful to investors. Note there are inherent limitations associated with the use of each of our non-GAAP financial measures as an analytical tool. Please refer to today's earnings release posted on our corporate Website at: ir.answers.com for a comprehensive explanation of our use of non-GAAP measures, their limitations and a reconciliation of those measures to GAAP.

With that said, I’d like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good afternoon… good quarter, good year. And thank you for joining us.

Our 2006 annual revenues grew 242% to $7 million. Our average daily queries grew 83% to 3.85 million and RPMs grew 66% to just under $7.00, in Q4, as compared to Q4 the previous year.

- Answers Corporation 4th Quarter and Full Year 2006 Conference Call -

We added dozens of rich content sources to Answers.com, from such well-known publishers as Encyclopedia Britannica, Barron’s, and McGraw-Hill. Our topic count is up to 4 million. To remind you, rich useful content increases traffic.

We effectively grew our headcount to 66 employees at year-end, up from 48 one year earlier.

It’s an understatement to just say we are excited about these results. Simply put, Answers.com was one of the fastest growing web properties in the United States in 2006. We exceeded the growth of many other well-known web properties, including Wikipedia, Craigslist, WebMD, and Facebook.

Here are some Q4 highlights:

•	Our Q4 revenue jumped 35% sequentially to $2.5 million, the top end of our guidance.

•	Non-GAAP net loss improved by 57%, dropping to $216,000. Non-GAAP net loss per share decreased from $0.07 to $0.03.

•	Our unaudited average daily query traffic jumped 27% from Q3, to 3.85 million queries per day.

•	During Q4, we started selling sponsorships and display ads directly. You’ll hear more about this later.

•	And we bought WikiAnswers, formerly called FAQ Farm. It is a community of people answering questions, and we think it promises significant growth.

And, last but not least, we do expect to operate profitably, on a non-GAAP basis, this quarter, Q1 2007.

- Answers Corporation 4th Quarter and Full Year 2006 Conference Call -

Let’s turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our financials.

Steve…

Steve Steinberg

Thank you Bob, and good afternoon. I’d like to begin with an overview of our Q4 2006 financial performance. For a detailed review of the full year 2006 results, please refer to our annual report on Form 10-KSB, which will be filed next month.

First the highlights:

Q4 revenues increased to $2,506,000, compared to $1,858,000 in the previous quarter, representing 35% sequential growth. The GAAP net loss in Q4 was $989,000, compared to the Q3 GAAP net loss of $1,191,000. The Non-GAAP net loss in Q4 was $216,000, an improvement of 57% compared to $508,000 in Q3. When we refer to our Non-GAAP net loss in Q4, we mean the net loss prior to stock-based compensation and amortization of intangible assets resulting from acquisitions. Non-GAAP net loss per share in Q4 decreased to $0.03, compared to $0.07 in the previous quarter. We are very pleased with our results and as you can see, we are solidly on the path to achieving our previously stated goal of Q1 Non-GAAP profitability.

Now, let’s discuss some of the details:

Our Q4 revenues rose to $2,506,000. Answers.com Q4 advertising revenues, of $2,461,000, which accounted for practically all of our total Q4 revenue, was 36% higher than in Q3. The remainder of our revenue was earned mostly from partners who license our Answers service. Our average Answers.com daily queries this quarter increased by 27%, to 3.85 million from 3.02 million in Q3. Our average RPM increased to $6.95, from $6.48 in Q3.

In a few moments, Bruce will expand on how we achieved these very significant improvements in traffic and RPM in Q4 and what to expect for these metrics going forward.

Now, let’s discuss expenses:

Operating expenses, before $773,000 of expenses that resulted from stock-based compensation and charges stemming from amortization of intangible assets resulting from acquisitions - what we refer to as Non-GAAP operating expenses, were $2,817,000 in Q4, compared to $2,471,000 in Q3, a net increase of $346,000 or 14%.

This net increase was driven by many factors including increases in content costs, which we continue to add to Answers.com, web hosting and ad serving costs, bonuses and overhead. Also, even though we only added one new employee to our headcount this quarter - we began the quarter with 65 employees and closed the quarter with 66, our base compensation costs rose because we added 7 employees in Q3 and only felt the full quarterly impact of those new hires, in Q4.

Now, let’s review some balance sheet data:

Cash and cash equivalents and investment securities as of December 31, 2006 were $9,078,000 and we have no debt. Our cash and investment securities dropped approximately $1.75 million this quarter. The drop resulted almost entirely from our purchase of WikiAnswers, formerly known as FAQ Farm, and related assets, for $2 million and capital expenditures of approximately $135,000, offset by cash from operations of approximately $235,000 and cash from the exercise of stock options of $150,000.

- Answers Corporation 4th Quarter and Full Year 2006 Conference Call -

One more point….. as of December 31, 2006, we had approximately $425,000 of deferred revenues, relating to subscriptions, which had no defined term, which we sold in 2003. We never recognized revenue from those subscriptions because the obligation to continue serving such content had no defined termination date. On February 2, 2007, in accordance with our rights under the agreements we previously entered into with such subscribers, we terminated the GuruNet service. Thus, we will recognize the $425,000 previously deferred, as revenue, in Q1 2007. Because this is a one-time non-cash event and is not reflective of our core business results, we will not include this revenue in our Non-GAAP financial measures for Q1 2007.

Now I would like to talk about our Q1 2007 outlook.

We forecast that our Q1 revenues, before recognition of the $425,000 of revenue from subscriptions, I discussed earlier, will be in a range of $2,900,000 to $3,050,000, or 16% - 22% sequential growth. We forecast that our GAAP net loss will fall within the range of $205,000 to $375,000. We are especially pleased to announce that we forecast Non-GAAP profitability in Q1. We expect our Non-GAAP net income to be in a range of $50,000 to $200,000. Our Non-GAAP Operating expenses are expected to increase moderately in various areas - including Web hosting and content licensing. While we expect to hire 10-15 new employees over the first half of 2007, most of that hiring will take place late in Q1 and in Q2; therefore, its full impact will not be felt in Q1.

I would like to talk in more detail about our hiring plans for 2007. We added 18 people in 2006, and we intend to expand our headcount by at least that amount in 2007. We hope to exit 2007 with 9 people in ad sales, up from 2 people at the present, of which 6 are planned to be salespeople and 3 ad support staff. We also expect to add to our content team, production operations as well as product development. Even with this growth in people, we intend for our profitability to improve every quarter throughout the year, in both absolute terms and as a percentage of sales.

Thank you for your time. And now I’d like to turn the call over to Bruce….

Bruce Smith:

Thanks, Steve…

•	We saw one of our most impressive sequential traffic growth rates, of 27%, since we launched Answers.com two years ago. Further confirmation of our approach to content and SEO.

•
RPMs improved 7% quarter-over-quarter, driven by early success in our direct ad sales effort. As we’ve stated before, we expect continued growth in monetization rates to be directly tied to the success of direct ad sales. A good example in Q4 was a substantial ad buy from AOL that you may have noticed across our site.

•
One of the top authorities that advertisers rely upon for ranking unique visitors is comScore Media Metrix. As we announced last week, we were ranked as the 62nd largest Web property in the US, for January 2007, up from 177th in December 2005.

•	We continue to add a lot of content, which is driving our traffic, and we expect this to remain the case for 2007.

•
On another front, today we announced the general availability of AnswerTips, which are small information bubbles that appear when users double-click on any word in an AnswerTip-enabled Website or blog. You may recall that CBSNews.com first deployed this feature a few months back. We are extremely excited about this tool going out. It finally changes the paradigm of users having to leave a page to understand more about a term that they’re reading about. Initial reactions from beta testers have been overwhelmingly positive.

- Answers Corporation 4th Quarter and Full Year 2006 Conference Call -

I now turn the call back over to Bob.

Bob Rosenschein:

Thanks, Bruce…

I’d like to briefly update you on WikiAnswers and its significance to Answers.com as a business driver.

WikiAnswers is a community of people asking and collaboratively improving answers to everyday questions. It’s different. On other popular Q&A sites, like Yahoo! Answers, similar questions get asked again and again, and the answers can’t be edited if they contain mistakes. By contrast, our approach is that each answer becomes its own collaborative page, its own wiki, if you will, meaning that good answers can become great answers over time.

We view efficient content generation at the core of our company’s business. The dynamics of user-contributed content, which complements our content licensing strategy, is highly scalable. WikiAnswers has the potential to become a content creation engine, and you know how important content is. The larger the community, the more value it provides, and the more value it provides, the larger the community. This cycle is commonly referred to as a “network effect”. (Look it up in Answers.com!) This network effect phenomenon has played a significant role in the growth of such prominent web properties as Wikipedia and MySpace. .

We will also be upgrading the design and usability of WikiAnswers to make it simpler, more engaging and more user friendly, all with the goal of encouraging participation and cultivating the network effect.

- Answers Corporation 4th Quarter and Full Year 2006 Conference Call -

There are virtually an unlimited number of questions that can be answered, since they draw upon user knowledge. Additionally, all the content created on WikiAnswers is owned by us and unique, not duplicative, something that search engines value.

A word about quality. While the integrity of information on any community-based site is far from perfect, we believe that the community of editors and supervisors on WikiAnswers will enjoy seeing the dissemination of accurate facts on their pet topics. Therefore, over time, we expect quality to also rise.

To summarize, we’ve talked about the growth of our product and business, the traffic, the RPMs, and WikiAnswers. With that, we conclude our prepared remarks and invite you to present any questions. Bruce…

Q&A (moderated by Bruce Smith)

- Answers Corporation 4th Quarter and Full Year 2006 Conference Call -

Closing the Call (Shareholder.com Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.

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